                     United of Omaha Life Insurance Company


                       WAIVER OF WITHDRAWAL CHARGES RIDER


This rider is made a part of the policy to which it is attached. It is subject to all of the policy provisions that are not inconsistent with the rider provisions. The rider is effective as of the policy's date of issue or effective date, whichever applies to your policy. It ends when the policy ends.

The following provisions are hereby added to the policy:


WAIVER OF WITHDRAWAL CHARGES

We will waive withdrawal charges if:

you request a partial withdrawal or a cash surrender under the following conditions; and you qualify as described below.


Disability - We will waive withdrawal charges if you send us a copy of the form or letter showing approval of your claim for Social Security Disability Benefits. We may also ask for proof of continued disability through the date of the partial withdrawal or cash surrender. We reserve the right to have you examined by a doctor of our choice, at our expense.

If your policy allows additional payments, we will not accept any payments after you exercise this waiver.

You do not qualify for this waiver if you are receiving Social Security Disability Benefits on the policy's date of issue or effective date, as applicable. You no longer qualify for this waiver after reaching age 65.

Terminal Illness - We will waive withdrawal charges if you are diagnosed as having a terminal illness. A terminal illness is a medical condition that, with a reasonable degree of medical certainty, will result in your death within 12 months or less. You must send us a written statement from a licensed doctor other than an owner or annuitant of this policy. We reserve the right to have you examined by a doctor of our choice, at our expense.

If your policy allows additional payments, we will not accept any payments after you exercise this waiver.

You do not qualify for this waiver if you are diagnosed as having a terminal illness prior to or on this policy's date of issue or effective date, as applicable.

Unemployment - We will waive withdrawal charges if you send us a determination letter from the Department of Labor of the state where you live. The letter must state that you have received unemployment benefits for at least 60 consecutive days. You may exercise this waiver only once.

You do not qualify for this waiver if you are receiving unemployment benefits on this policy's date of issue or effective date, as applicable.


United of Omaha Life Insurance Company
/s/ M. Jane Huerter
Corporate Secretary